Exhibit 10.11

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THE EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.

SEVENTH AMENDMENT

TO

LICENSE AGREEMENT FOR INTERFERON GAMMA

This Seventh Amendment To License Agreement for Interferon Gamma (hereinafter “Seventh Amendment”) is entered into effective December 17, 2013 (the “Seventh Amendment Effective Date”) by and between Genentech, Inc, (“Genentech”) and Vidara Therapeutics International Limited, (“Vidara”), who are now Parties to the License Agreement for Interferon Gamma dated May 5, 1998, as amended. Genentech and Vidara may each be referred to herein as a “Party” and jointly as the “Parties.”

RECITALS

WHEREAS, on May 5, 1998, Genentech and Connetics Corporation (hereinafter “Connetics”) entered into the License Agreement for Interferon Gamma.

WHEREAS, the May 5, 1998 License Agreement for Interferon Gamma was amended by the following: (i) Amendment No. One, dated December 28, 1998; (ii) Amendment No. Two; dated January 15, 1999; (iii) Amendment No. Three, dated April 27, 1999; (iv) Consent To Assignment Agreement, dated June 23, 2000; (v) Amendment No. 5, dated January 25, 2001; (vi) Amendment No. 6, dated February 27, 2006; (vii) Fee Agreement Letter dated June 23, 2011; (viii) Consent to Assignment dated June 23, 2011, (hereinafter collectively “Agreement”), resulting in Genentech and Vidara being the Parties to the Agreement.

WHEREAS, Genentech and Vidara desire to further amend the Agreement as specified hereinbelow.

NOW THEREFORE, in consideration for the mutual covenants and conditions set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties make the following Seventh Amendment to the Agreement (hereinafter “Seventh Amendment”) and agree as follows:

I.	GENERAL

1.	Except as expressly defined herein, all capitalized terms shall have the meanings set forth in the Agreement.

2.	Except as modified and/or amended herein, all of the terms, covenants and conditions contained in the Agreement shall remain unchanged and in full force and effect. In the event of a conflict among the terms and conditions of this Seventh Amendment, and the Agreement, this Seventh Amendment shall prevail.

II.	AMENDMENTS TO AGREEMENT

2.0 License Grant

Section 2.2(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

2.2 Trademark License Grant

(a) Genentech hereby grants to Vidara an exclusive license to use the trademark, ACTIMMUNE, for the advertising, promotion, marketing, distribution and sale of License Products in the Territory. Vidara shall have the right to grant sublicenses of such exclusive license, subject, however, to the prior written consent of Genentech, which consent shall not be unreasonably withheld or delayed.

5.0 Intellectual Property Rights

A new Section 5.7 is hereby added to the Agreement to read in its entirety as follows:

5,7 Trademark Maintenance. Genentech shall protect and maintain the ACTIMMUNE trademark in the Territory, including, without limitation, renewing and maintaining in full force U.S. Trademark Registration No, 1,617,288 for the word mark ACTIMMUNE (hereinafter “U.S. Trademark Registration”), as well as Canadian Registration No. (373897) and Japanese Registration No. [to be filed upon written request by Vidara] (collectively “Trademark Registrations”).

Genentech shall be responsible for renewing and maintaining the U.S. Trademark Registration, and any other trademark registration for the ACTIMMUNE mark in the Territory, in good standing, including the timely payment of all renewal fees, maintenance fees, government fees or the like, necessary to so maintain the Trademark Registrations and any foreign counterparts. Genentech shall defend against any cancellation, challenge or like proceeding brought in the U.S. Patent and Trademark Office, or any like office in the Territory, against the ACTIMMUNE mark and shall bear all such fees and costs, including attorney fees, associated therewith.

Genentech shall not assign the ACTIMMUNE mark or Trademark Registrations to any third party without the prior written consent of Vidara, and any such assignment shall be subject to this Agreement.

8.0 Up-Front Payment, Milestone Payments and Royalties

A new Section 8.3(f) is hereby added to the Agreement to read in its entirety as follows:

8.3(f) Notwithstanding anything herein to the contrary, effective May 5, 2018, and extending for the remainder of the Term of the Agreement, Vidara shall pay Genentech the following royalties on Net Sales of Licensed Products by Vidara and its sublicensees as sole compensation to Genentech for all trademark rights granted under this Agreement:

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(i) For annual aggregate Net Sales of all Licensed Products in the Territory of up to and including ***                     , a royalty rate of *** of such Net Sales;

(ii) For annual aggregate Net Sales of all Licensed Products in the Territory exceeding ***                     , a royalty rate equal to *** of such Net Sales exceeding ***.

11.0 Term and Termination

Section 11.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

11.1 Term. This Agreement shall commence on the Effective Date of this Agreement and, unless terminated earlier, shall expire:

(a) With respect to Licensed Protein Products, at the later to occur of (i) the expiration of the last to expire of any Genentech Patent Rights covering a Licensed Protein Product; (ii) twenty (20) years from the Effective Date of this Agreement; or (iii) upon Vidara or Vidara’s successors, licensees or assignees, permanently ceasing, without intending to resume, the sale of Licensed Product in every country that comprises the Territory; and

(b) With respect to Licensed Gene Products, at the expiration of the last to expire of any Genentech Patent Rights covering a Licensed Gene Product;

provided however, that in the event that either the CMCC License or the Biogen License is terminated, the licenses granted by Genentech to Connetics under the CMCC License or the Biogen License shall also terminate. Genentech shall use its Best Efforts to keep the CMCC License and the Biogen License in effect during the term of this Agreement, provided, however, that if Connetics declines to pay a CMCC benchmark payment as outlined in Section 5.2(c) or pay any royalty owed to CMCC under the CMCC License for the sales of Licensed Products, then Genentech shall not be obligated to make such payment and Genentech shall have the option, in its sole discretion, to terminate the CMCC Licensee.

Section 11.6 of the Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

11.6 Unilateral Termination. Genentech shall not have the right to unilaterally terminate this Agreement, provided that Genentech may terminate this Agreement in accordance with Section 11.2 (Termination for Default). In addition to any other right of termination provided herein, Vidara shall have the right to terminate this Agreement for any reason, with or without cause, upon six (6) months prior written notice to Genentech. If Vidara terminates this Agreement pursuant to this Section 11.6, Vidara agrees that for the following three (3) years it will not use, sell or acquire from any third party (whether by license or otherwise) any Licensed Product in the Field of Use. If Vidara terminates this Agreement pursuant to this Section 11.6,

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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the licenses granted hereunder shall terminate and Genentech shall automatically have all of the rights set forth in Sections 11.3(a) and (b) of this Agreement.

III.	MISCELLANEOUS

1.	Counterparts. This Seventh Amendment may be executed in counterparts (including signatures by facsimile), each of which shall be deemed an original, but all of which together shall constitute but one and the same Seventh Amendment.

2.	Warranty of Authority. Each signatory below warrants that he/she is the authorized agent of the respective Party he/she represents and that he/she has the authority to enter into the Seventh Amendment and to bind the Party thereto

3.	Severability. If any provision of this Seventh Amendment is held to be invalid by any court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to re-negotiate any term held invalid and to be bound by the mutually agreed upon substitute provision.

IN WITNESS WHEREOF; the parties hereto have caused this Seventh Amendment to the Agreement to be executed by two of their duly authorized representatives:

GENENTECH, INC.		VIDARA THERAPEUTICS INTERNATIONAL LTD.

By:	/s/ Steve Krognes	By:	/s/ Samira Saya
Name: Steve Krognes		Name: Samira Saya
Title: Chief Financial Officer		Title: Director
Dated: 12/18/13		Dated: 17th December 2013

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